UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 8, 2010

E Global Marketing, Inc.
(Exact name of registrant as specified in its charter)

New York	333-156531	20-5518632
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

346 Kings Way, South Melbourne

Victoria 3205, Australia
(Address of principal executive offices)

With copies to

Daniel H. Luciano

Attorney-at-Law

242A West Valley Brook Road

Califon, New Jersey 07830

908-328-3731

Registrant’s telephone number, including area code:
+613 9690 1077

1730 62nd Street

Brooklyn, New York 11204

(Former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2010, the following shareholders acquired the respective number of shares of the Company from the Company’s former controlling shareholders:

J&V Global T. Pty. Ltd.	413,880
Alpha Wealth Capital PTY LTD.	3,034,100
Alpha Wealth Financial Services PTY LTD.	1,552,050
Ontex Holdings Limited	6,928,810
FordLuxe Investment Limited	6,928,810
Eastbridge Investment Group Corp	1,142,350

After giving effect to the above described transaction, the following table lists, as of the date of this report, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 20,694,000 shares of our common stock issued and outstanding as of the date of this report.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is c/o E Global Marketing, Inc., c/o Mr. William Tien, 346 Kings Way, South Melbourne, Victoria 3205, Australia.

		AMOUNT AND
		NATURE OF
TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS(1)

Common Stock	Alpha Wealth Capital PTY LTD.(1)	3,034,100	14.7%

Common Stock	Alpha Wealth Financial Services PTY LTD.(1)	1,552,050	7.5%

Common Stock	Ontex Holdings Limited	6,928,810	33.5%
	Flat B-4/F, 6-8 Tsing Fung Street North Point, Hong Kong

Common Stock	Fordluxe Investment Limited)	6,928,810	33.5%
	13/F Max Share Centre 363-373 King’s Point Road, North Point Hong Kong

Common Stock	Eastbridge Investment Group Corp. (2)	1,142,350	5.5%
	8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258

Common Stock	Officers and Directors as a Group (2 persons) (1)(2)	5,728,500	27.7%

(1). Mr. William Tien, our President, Chief Financial Officer, Chief Financial Officer and director, is Managing Member of this entity.

(2). Norm Klein, a director of our company, is the Chief Financial Officer, Chief Operating Officer and a director of this entity.

In connection with the above transaction, on December 8, 2010, Mr. William Tien was appointed as President, Chief Financial Officer, and director of the Company, and Messrs. Giordano and Hayde resigned in all capacities with the company. The resigning officers and directors did not resign as a result of any disagreements with the Company on any matter relating to its operations, policies or practices.

On December 9, 2010, Mr. Norm Klein was appointed to our Board of Directors.

Mr. Tien (age 50) is an entrepreneur and business consultant serving in officer capacities for various private and public (Australian) entities, including Atech Holdings Limited (ASX:ATH). Since August 2004, he has been a director of C8R Asia Limited, a Hong Kong based investment firm, which specializing in advising new technology driven businesses on formation, business structures, and business operations.

Mr. Klein (age 60) has over twenty years of experience working in manufacturing and process control with major companies. From 1972 to 1993, Mr. Klein was employed at Procter & Gamble, where he was responsible for the operational aspects of the company's Metamucil business. Mr. Klein provided the leadership role for a $60 million manufacturing plant expansion and managed an operating budget in excess of $30 million. Since 2001, Mr. Klein has been Chief Financial Officer, Chief Operating Officer and a director of Eastbridge Investment Group Corp, a US reporting company, is traded on the Over the Counter-Bulletin Board.

There are no family relationships between our officers and/or directors. Other than as disclosed herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer and directors had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which such officers and directors are a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Mr. Tien serves in such executive positions at the discretion of the Board. Other than as described herein, there is no arrangement or understanding between Mr. Tien and any other person pursuant to which Mr. Tien was elected as an officer. Presently, there is compensation or other arrangement between the Company and Mr. Tien.

Item 9.01 Financial Statements and Exhibits.

 Press Release dated December 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E Global Marketing, Inc.

Date: December 13, 2010	By:	/s/ William Tien -------------------
	Name:	William Tien
	Title:	President

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